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     EXCHANGE AGREEMENT, dated as of the 1st day of September, 1998 by and among
Joseph G. Pozo,  Jr.,  Joseph John Pozo,  Christine  Pozo,  Jennifer Jo Pozo and
Marcelo  A.  Pozo   (individually,   a  "Shareholder"  and   collectively,   the
"Shareholders") and American Marine Recreation, Inc., a Delaware corporation (the "Company").



                               W I T N E S S E T H

                  WHEREAS, each of the Shareholders owns the number of shares of common stock of Boat Tree, Inc., a Florida corporation ("Boat Tree"), set forth on Exhibit A opposite the name of such Shareholder; and
                  WHEREAS, each of the Shareholders desires to exchange the number of shares of the Common Stock of Boat Tree set forth on Exhibit A opposite the name of such Shareholder in exchange for the number of shares of common stock, par value $.01 per share of the Company (the "Company's Common Stock"), set forth on Exhibit B opposite the name of such Shareholder, upon the terms and conditions hereinafter set forth; and
                  NOW, THEREFORE, in consideration of the above premises and the agreements set forth below, the parties hereto hereby agree as follows:

                                    ARTICLE I
                             EXCHANGE OF SECURITIES
         Section 1.1 (a) In reliance on the representations and warranties contained herein, and subject to the terms and conditions hereinafter set forth, each of the Shareholders hereby agrees to deliver and the Company hereby agrees to accept delivery of, all of the common stock of Boat Tree owned by each Shareholder for and against delivery of the number of shares of the Company's Common Stock set forth


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opposite each Shareholder's name on Exhibit B annexed hereto.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
         The Company hereby represents and warrants to the Shareholders as follows:
         Section 2.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
         Section 2.2 Authorization. (a) The issuance of the Company's Common Stock is in accordance with the provisions of this Agreement and has been duly authorized by all necessary corporate action of the Company. The Company's Common Stock, if and when issued to the Shareholders in accordance with the provisions hereof, will be duly authorized and validly issued, fully paid and nonassessable.
         (b) The Company has full corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action, and this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application relating to or affecting the enforcement of creditors' rights.
         Section 2.3 Capitalization. The authorized capital stock of the Company consists of 20,000,000 shares of the Company's Common Stock, $.01 par value, of which 1 share is issued and outstanding and 1,500,000 shares of preferred stock, none of which are outstanding. All of the outstanding


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shares of the  Company's  Common  Stock are duly  authorized,  have been validly issued and are fully paid and nonassessable.
         Section 2.4 Securities Law. The Company's Common Stock is not being registered under the Securities Act of 1933, as amended (the "Act"), or any other securities laws but are being sold in reliance upon certain exemptions from the registration requirements of the Act and such laws. The Company's
reliance   upon  such   exemptions   is   predicated  in  large  part  upon  the
representations of the Shareholders to the Company contained in Article III hereof.

                                   ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
         Each of the Shareholders, jointly and severally, represents and warrants to the Company as follows:
         Section 3.1 Ownership and Conveyance. Each Shareholder is the sole beneficial and record owner of the number of shares of the Common Stock set forth on Exhibit A annexed hereto and has the full right, and is duly authorized, to exchange such shares which, upon conveyance, will be transferred to the Company free and clear of any and all liens, claims, pledges, security interests or other encumbrance of any kind.
         Section 3.2 Capitalization. Except as otherwise indicated on Exhibit A, the number of shares of Boat Tree Common Stock set forth on Exhibit A constitutes all of the issued and outstanding shares of Common Stock of Boat Tree owned by each Shareholder and the total constitutes all of the issued and outstanding shares of Boat Tree Common Stock. All of the outstanding shares of Common Stock of Boat Tree are duly authorized, have been validly issued and are fully paid and nonassessable. Except as described in Exhibit A, there are no outstanding options, warrants, rights (including preemptive rights and


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rights to demand  registration  under the Act), calls,  commitments,  conversion rights, plans or other agreements of any character providing for the purchase or issuance of any shares of the capital stock of Boat Tree or any agreements or understanding to issue any of the foregoing.
         Section 3.3 Purchase for Own Account. The Company's Common Stock is being acquired by each of the Shareholders for such Shareholder's own account, for investment and without any view to the distribution, assignment or resale to others or fractionalization in whole or in part. Each Shareholder agrees not to assign or in any way transfer such Shareholder's rights to the Company's Common Stock or any interest therein and acknowledges that the Company will not recognize any purported assignment or transfer. No other person has or will have a direct or indirect beneficial interest in the Company's Common Stock. Each Shareholder agrees not to sell, hypothecate or otherwise transfer the Company's Common Stock unless the Company's Common Stock is registered under Federal and
applicable  state  securities  laws  or  unless,   in  the  opinion  of  counsel
satisfactory to the Company, an exemption from such laws is available.
   Section 3.4 Accredited Investor. Each Shareholder is an "Accredited Investor" as that term is defined in Regulation D ("Regulation D") promulgated under the Act.
         Section 3.5 Knowledge; Access to Information. Each Shareholder has knowledge of the Company's activities, financial condition, plans and prospects, and has carefully reviewed the risks of, and other considerations relating to, the transactions contemplated herein. Each Shareholder has been given an opportunity to ask questions of and to receive answers from representatives of the Company concerning the terms and conditions of the offering and sale of the Company's Common Stock and has received all information that such Shareholder has requested from the Company. Notwithstanding the foregoing, the only information upon which each such Shareholder has relied is such Shareholder's independent


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investigation  and that no  representations  or warranties of any kind have been made by the Company or its representatives or agents relating to such decisions except as expressly set forth herein.
         Section 3.6 Risk of Shareholder. Each Shareholder, either individually or together with the representative on which such Shareholder has relied, has such knowledge and experience in financial and business matters that each Shareholder is capable of evaluating the merits and risks of an investment in the Company's Common Stock.
         Section 3.7 Securities Law. The Company's Common Stock is not being registered under the Act, or any other securities laws but are being sold in reliance upon certain exemptions from the registration requirements of the Act and such laws. The Company's reliance upon such exemptions is predicated in large part upon the representations of the Shareholders to the Company contained in Article III hereof.
         Section 3.8 Restriction on Transfer. Each Shareholder understands that the Company's Common Stock has not been registered under the Act nor under any other applicable securities laws in reliance on the representations and warranties made by the Shareholders herein and that no securities administrator of any state or jurisdiction or of the Federal government has made any finding or determination relating to the Company's Common Stock. Each Shareholder further understands that, upon issuance hereunder, the Company's Common Stock will constitute "restricted securities" within the meaning of Rule 144 under the Act. Each Shareholder understands that the Company's Common Stock may not be sold or otherwise transferred unless subsequently registered under the Act or, in the opinion of counsel for the Company, an exemption from registration is available; that, except pursuant to subsection (k) of Rule 144, any routine sales of the Company's Common Stock made in reliance on Rule 144 can only be made if current information about the Company is publicly available and then only in


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limited  amounts  in  accordance  with that Rule;  and that  there is  presently neither any public market for the Company's Common Stock nor current information publicly available with respect to the Company.
         Section 3.9 Restrictive Legends. Until such time as the Company's Common Stock has been registered under the Act or until such time as the Company is provided by such Shareholder with an opinion of counsel satisfactory to the Company to the effect that the transfer of the Company's Common Stock may be made without registration, the certificates representing the Company's Common Stock shall be imprinted with a legend in substantially the following form:
         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT
         PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND OTHER APPLICABLE LAWS OR PURSUANT TO AN EXEMPTION FROM SUCH ACT OR OTHER LAWS THAT, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, IS AVAILABLE UNDER THE CIRCUMSTANCES OF SUCH OFFER, SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION.

         Section 3.10 Authorization. Each Shareholder has full power and authority to enter into this Agreement and to fully perform the terms of this Agreement. The execution, delivery and performance of this Agreement by each Shareholder has been duly authorized by all necessary action of such Shareholder, and this Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable in accordance with its terms, and the execution and delivery of this Agreement and the purchase of the Company's Common Stock contemplated hereby by such Shareholder will not violate any applicable law, regulation or rule or any agreement or other document to which such Shareholder is bound.



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                                   ARTICLE IV
                                    INDEMNITY
         Section 4.1 Indemnity. Each Shareholder does hereby indemnify and hold harmless the Company against and from any and all loss, liability, claim, damage and expense (including, without limitation, attorneys' fees and disbursements) incurred as a direct or indirect result of a misrepresentation, or breach of an agreement or warranty, made by such Shareholders to the Company, whether made orally or contained herein or in any other document furnished by such Shareholders in connection with this transaction. The Shareholders acknowledge that this obligation will survive the consummation of the transactions contemplated hereunder.
                                    ARTICLE V
                      TERMINATION OF SHAREHOLDERS AGREEMENT
         Section 5.1 Termination of Shareholders Agreement. Effective upon the closing of the transactions contemplated herein, that certain shareholders agreement entered into by the Shareholders and Boat Tree, Inc., on January 1, 1997 (the "Shareholders Agreement") is hereby terminated. The Shareholders Agreement shall be declared null and void and without any effect whatsoever, and shall be superseded by the provisions set forth in this Agreement and other subsequent agreements thereafter.

                                   ARTICLE VI
                                     CLOSING
         Section 5.1 Closing. The closing of the transactions contemplated herein shall occur immediately preceding or simultaneously with the consummation of an initial public offering of the Company's Common Stock.



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                                   ARTICLE VII
                                  MISCELLANEOUS
         Section 7.1 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Shareholders with respect to the subject matter hereof. There are no representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements between the parties with respect to the shares of Common Stock being issued hereunder and the subject matter hereof.
         Section 7.2 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of New York.
         Section 7.3 Notices. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed duly given three (3) days from the date such notice is deposited in the United States mail, postage-paid, or immediately if by hand delivery or facsimile transmission if receipt thereof is duly acknowledged, and addressed to the proper parties at the address set forth in the first paragraph of this Agreement with respect to the Company and, if to a Shareholder, at its address set forth on Exhibit C attached hereto, or at such other address as the parties may designate by written notice on the manner aforesaid, with a copy in each case to Martin C. Licht, Esq., McLaughlin & Stern, LLP, 260 Madison Avenue, 18th Floor, New York, New York 10022.
         Section 7.4 Survival of Representations and Warranties. All agreements, representations and warranties contained herein shall survive the execution and delivery of this Agreement.
         Section 7.5 Amendments and Waivers. At the option of the Company, this Agreement may be deemed a separate bilateral agreement between the Company and each Shareholder executing and delivering the same, notwithstanding that all of the Shareholders do not become bound hereby or if all of the provisions hereof are not identical for every investor. Neither this Agreement nor any provision hereof


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may  be  modified,  changed,  discharged,  waived  or  terminated  except  by an instrument in writing signed by the party against whim the enforcement of any such modification, change, discharge, waiver or termination is sought and the same may be effected by each Shareholder separately if and when appropriate.
         Section 7.6 Severability. If any provision of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to the other party or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law.
         Section 7.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, the Shareholders and their respective legal successors, assigns, heirs, executors and administrators, but may not be assigned by any Shareholder without the express written consent of the Company. Nothing contained herein, expressed or implied, is intended to confer upon any person or entity other than the parties hereto and their legal successors, any rights or remedies under or by reason of this Agreement unless so stated herein to the contrary.
         Section 7.8 Further Actions. At any time and from time to time, each party agrees at its expense, to take all actions and to execute and deliver all documents as may be necessary to effectuate the purposes of this Agreement.
         Section 7.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument and may be executed by facsimile signatures.
         Section 6.10 Headings. The headings in the Agreement are for reference purposes only and shall not be deemed to have any substantive effect.


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                  IN WITNESS  WHEREOF,  the parties  hereto have  executed  this
Agreement as of the date first written above.

                                                     /s/ Joseph G. Pozo, Jr.
                                                     JOSEPH G. POZO, JR.


                                                     /s/ Joseph John Pozo
                                                     JOSEPH JOHN POZO


                                                     /s/ Christine Pozo
                                                     CHRISTINE POZO


                                                     /s/ Jennifer Jo Pozo
                                                     JENNIFER JO POZO


                                                     Marcelo A.Pozo
                                                     MARCELO A. POZO


                                               AMERICAN MARINE RECREATION, INC.



                                       By: /s/ Joseph G. Pozo
                                       Name:    Joseph G. Pozo, Jr.
                                       Title:   President





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                                    EXHIBIT A

                       OWNERSHIP OF BOAT TREE COMMON STOCK



                                 BOAT TREE, INC.


Shareholders                           Number of Shares of Common Stock

Joseph G. Pozo, Jr.                          6,207
Joseph John Pozo                               322
Christine Pozo                                 322
Jennifer Jo Pozo                               322
Marcelo A. Pozo                                322







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                                    EXHIBIT B


                            OWNERSHIP OF COMMON STOCK



Shareholder                                Number of Shares of Common Stock

Joseph G. Pozo, Jr.                               1,355,747
Joseph John Pozo                                     70,332
Christine Pozo                                       70,332
Jennifer Jo Pozo                                     70,332
Marcelo A. Pozo                                      70,332

Total                                             1,637,075







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                                    EXHIBIT C

                              SHAREHOLDER ADDRESSES


Joseph G. Pozo, Jr.




Joseph John Pozo




Christine Pozo





Jennifer Jo Pozo





Marcelo A. Pozo


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